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                                 [LETTERHEAD]

September 8, 1997

Mr. Ed Shoup, FCAS
5677 Heatherton Drive
Somis, CA 93066

Dear Ed:

This letter will document our conversation of September 5, 1997. Superior National Insurance Company will offer you the position of Senior Vice President and Chief Actuary on the following terms and conditions:

1. Your affirmative response by the close of business on Friday, September 12, 1997.
2.   A satisfactory check by Superior on your background and employment history.
3.   Your agreement to commence employment no later than October 1, 1997.
4.   An annual salary of $130,000, payable twice monthly.
5. An annual cash car allowance of $10,000, payable twice monthly, which is paid in lieu of all mileage reimbursement and other business auto expenses.
6. Four weeks of vacation annually, subject to Superior's standard carryover and cash-out policies.
7.   Standard benefits package, including:
     a.   Medical, dental, and disability insurance.
     b.   Participation in Superior's 401K plan.
     c.   All other benefit plans enjoyed by executives of comparable rank.
8. A one year change in control agreement, under which, if you are terminated from employment at Superior as a result of a change in control of the Company only, you will receive your salary and benefits for a period of one year from the date of your termination. The agreement will expire after two years.
9. Attendance at a reasonable number of Society of Actuary, WCIRB, and other meetings associated with your duties at Superior, the expenses of which will be borne by Superior.
10. You understand that you will be reporting to me for administrative purposes, but salary and employment issues will be decided jointly by Bill Gentz and me.

We're excited about the prospects of having you join the Company, and look forward to your early response.

Very truly yours,



J. Chris Seaman

Copy to Bill Gentz
        Arnold Senter